Response to Item 77D- Policies with respect to security investment

Stock Portfolio
Material changes to the investment policies of the Portfolio are described in one or more supplements to the prospectus and statement of additional information, of Eaton Vance Stock Fund (which invests in the Portfolio) filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.